Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-188641 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 11, 2015, relating to the financial statements of the ATI Ladish Hourly Employees Savings and Deferral Investment Plan, included in this Annual Report on Form 11-K of the ATI Ladish Hourly Employees Savings and Deferral Investment Plan as of and for the year ended December 31, 2014.
/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 11, 2015